Exhibit 99.1

Ally Financial Reports First Quarter 2015 Financial Results

•	First quarter net income of $576 million, compared to $227 million in the first quarter of 2014

•	First quarter earnings per diluted common share of $1.06, adjusted EPS of $0.52[1]

•	Core pre-tax income, excluding repositioning items, of $490 million for the quarter, compared to $339 million for the first quarter of 2014 – up 45 percent year-over-year[1]

•	Improved Core ROTCE to 9.1 percent[1]

•	Received non-objection on CCAR, significant capital rationalization underway

•	Auto originations increased to $9.8 billion for the quarter, and improved 27 percent year-over-year when excluding GM lease originations

•	Named preferred financing source by Mitsubishi Motors North America in April

•	Annual retail deposit growth of 12 percent, surpassed $50 billion milestone, expanded customer base 16 percent year-over-year to 954,000

CHARLOTTE, N.C. (April 28, 2015) – Ally Financial Inc. (NYSE:ALLY) today reported net income of $576 million, and $1.06 per diluted common share, for the first quarter of 2015, compared to net income of $177 million, and $0.23 per diluted common share, in the prior quarter, and net income of $227 million, and $0.33 per diluted common share, for the first quarter of 2014. The company reported core pre-tax income, excluding repositioning items entirely related to the early extinguishment of high-cost legacy debt, of $490 million in the first quarter of 2015, compared to $396 million in the prior quarter and $339 million in the comparable prior year period. The company reported core pre-tax income of $299 million for the quarter. Adjusted earnings per diluted common share for the quarter were $0.52, compared to $0.40 for the previous quarter and $0.34 for the comparable prior year period.

Strong operating results in the Dealer Financial Services franchise continued with pre-tax income totaling $409 million for the quarter. Auto financing originations for the quarter remained strong and grew to $9.8 billion, increasing 9 percent from the previous quarter and 7 percent year-over-year, driven by strong performance in the Growth and Chrysler channels. Excluding GM lease originations, consumer auto originations increased 27 percent year-over-year. Moreover, new and used originations from Growth dealers grew 54 percent compared to the prior year period.

1 Adjusted EPS, Core Pre-Tax Income and Core ROTCE are each non-GAAP financial measures. Refer to the Results by Segment table in this press release for details.

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Also contributing to total results was a previously disclosed after-tax gain of approximately $400 million in discontinued operations from the completed sale of the Chinese joint venture in January, which was partially offset by expenses from debt repurchases, as the company continued to execute its liability management program to reduce high-cost legacy debt. As a result of this continued effort, as well as increased retail deposits which grew 12 percent year-over-year, Ally’s cost of funds decreased 21 basis points from the prior year period.

“First quarter results demonstrate that our efforts to diversify and expand our leading franchises, while improving shareholder returns, are already making significant inroads,” said Ally Chief Executive Officer Jeffrey J. Brown. “Ally continued to post strong originations totaling $9.8 billion for the quarter, with Growth channel originations increasing nearly 55 percent in the past year. Moreover, when excluding GM leasing, originations are up 27 percent, which is a testament to the strength of our business model and our reach in the marketplace.”

“The company also surpassed $50 billion in retail deposits during the quarter, with balances increasing 12 percent year-over-year and 45,000 new deposit customers joining the Ally family during the first quarter.”

Brown concluded, “Looking ahead, we are intensely focused on thoughtfully expanding our portfolio of products and services to drive revenue and returns. The auto finance business remains at the heart of what we do, and we will continue to grow that business. Meanwhile, Ally is uniquely positioned – with its incredibly powerful brand, a strong culture of innovation and customer focus, and a nimble and flexible business model – to capitalize on the future of retail banking.”

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Results by Segment

($ millions)

				Increase/(Decrease) vs.
	1Q 15	4Q 14	1Q 14	4Q 14	1Q 14
Automotive Finance	$331	$310	$339	$21	$(8)
Insurance	78	86	74	(8)	4
Dealer Financial Services	$409	$396	$413	$13	$(4)
Mortgage	69	19	17	50	52
Corporate and Other (ex. OID)[1]	12	(19)	(91)	30	103
Core pre-tax income, excluding repositioning items[2]	$490	$396	$339	$93	$151
Repositioning items[3]	(190)	(167)	(3)	23	187
Core pre-tax income[2]	$299	$229	$336	$70	$(36)
OID amortization expense	17	42	44	(25)	(27)
Income tax expense	103	36	94	67	9
Income from discontinued operations[4]	397	26	29	371	368
Net income	$576	$177	$227	$399	$349

ROTCE	14.2%	3.1%	4.9%
Core ROTCE[5]	9.1%	7.1%	6.5%
Adjusted Efficiency ratio[5]	48%	50%	55%
GAAP Earnings Per Common Share (diluted)[6]	$1.06	$0.23	$0.33	$0.83	$0.73
Adjusted Earnings Per Common Share[6]	$0.52	$0.40	$0.34	$0.12	$0.18

1. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and certain unallocated expenses including overhead previously allocated to operations that have since been sold or discontinued.

2. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges and liability management actions (accelerated OID).

3. Repositioning items for 1Q15 and 4Q14 are primarily related to the extinguishment of high-cost legacy debt. Repositioning items for 1Q14 are primarily employee costs related to the disposition of certain businesses. Refer to slides 26 and 27 of the Ally Financial Inc. 1Q15 Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/ for a reconciliation to GAAP. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

4. Disc ops activity reflects several actions including divestitures of international businesses and other mortgage related charges in addition to certain discrete tax items. In January 2015, Ally completed the sale of its Chinese joint venture, resulting in an after-tax gain of approximately $400 million.

5. See slide 27 in the Ally Financial Inc. 1Q15 Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for definitions and details. Calculations can be found on page 22 of the 1Q15 Financial Supplement.

6. Adjusted Earnings per Common Share is a non-GAAP financial measure. See slide 8 in the Ally Financial Inc. 1Q15 Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for details.

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Liquidity and Capital

Highlights

•	Received non-objection to Comprehensive Capital Analysis and Review (CCAR) submission.

•	Began capital structure rationalization through redemption of $1.3 billion of Series G preferred securities.

•	Cost of funds improved 21 basis points year-over-year.

•	Net interest margin, excluding OID, improved 12 basis points during the quarter.

•	Improved preliminary first quarter 2015 capital ratios year-over-year, with Basel III Common Equity Tier 1 capital[2] at 10.4 percent on a fully phased-in basis.

In the first quarter, Ally received a non-objection on its capital plan from the Federal Reserve, including the proposed capital actions contained in its 2015 CCAR submission. As a result, the company began activities to rationalize Ally’s capital structure and drive improved financial performance in the future by redeeming $1.3 billion in Series G preferred securities in April. The company also plans to eliminate additional preferred securities through the remainder of 2015 and 2016, and will continue to repurchase high-cost unsecured debt as part of Ally’s liability management strategy. Separately, as part of this broader strategy, two cash tender offers were completed in February totaling $950 million.

Ally’s consolidated cash and cash equivalents increased to $7.7 billion as of March 31, 2015, from $5.6 billion at Dec. 31, 2014, in advance of a bond repayment in April 2015. Included in this quarter’s balance are $4.2 billion at Ally Bank and $1.3 billion at the Insurance business.

Ally's total equity was $15.9 billion at March 31, 2015, up compared to the end of the prior quarter. The company's preliminary first quarter 2015 Basel III Common Equity Tier 1 ratio was 10.4 percent on a fully phased-in basis, and Ally’s preliminary Tier 1 capital ratio was 13.0 percent on a fully phased-in basis, both up due to proceeds from the Chinese joint venture transaction and strong first quarter earnings.

2 Ally's preliminary Basel III Common Equity Tier 1, reflective of transition provisions, is 10.9% (primarily driven by phase-in of DTA treatment). Common Equity Tier 1 is a non-GAAP financial measure. See page 16 of the 1Q15 Financial Supplement for details.

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Ally continued to execute a diverse funding strategy during the first quarter of 2015. This strategy included strong growth in deposits, which represent approximately 46 percent of Ally’s funding portfolio, and completion of new term U.S. auto securitizations, which totaled approximately $2.7 billion for the quarter. The company also completed a $1.0 billion whole loan sale and issued $2.5 billion of unsecured debt during the quarter. Additionally, during the quarter Ally renewed $12.5 billion in credit facilities at both the parent company and at its banking subsidiary, Ally Bank, with improved economic and structural terms.

Ally Bank

Highlights

•	Surpassed $50 billion in retail deposits, totaling $50.6 billion for the first quarter, up $5.4 billion or 12 percent year-over-year.

•	Approximately 68 percent of Ally's total assets were funded at Ally Bank at the end of the quarter.

•	Customer base grew 16 percent year-over-year and increased by 45,000 in the first quarter, to approximately 954,000 loyal customers.

•	Named seasoned consumer banking executive Diane Morais as head of Ally Bank to lead the franchise’s next chapter.

For purposes of financial reporting, operating results for Ally Bank, the company's direct banking subsidiary, are included within Auto Finance, Mortgage and Corporate and Other, based on its underlying business activities.

Deposits

The company remains focused on growing quality deposits through Ally Bank, which continued to build its deposit base and maintained strong customer loyalty, attracting and retaining customers with its consumer-centric value proposition. Retail deposits at Ally Bank increased to $50.6 billion as of March 31, 2015, compared to $48.0 billion at the end of the prior quarter. Year-over-year, retail deposits increased $5.4 billion, up 12 percent. Retail deposit growth continued to be driven largely by savings products, which represent more than 50 percent of the retail portfolio. Brokered deposits at Ally Bank totaled approximately $9.9 billion as of March 31, 2015, flat compared to the prior quarter. The Ally Bank franchise has continued strong expansion of its customer base to approximately 954,000 loyal customer accounts, growing 16 percent year-over-year.

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Automotive Finance

Highlights

•	Consumer auto financing originations totaled $9.8 billion for the quarter, up 7 percent year-over-year, despite a decline in GM lease originations.

•	Excluding GM lease originations, consumer originations up 27 percent year-over-year.

•	Strong performance in new and used originations from Growth dealers, up 54 percent over prior year period.

•	Named preferred financing source by Mitsubishi Motors North America in April.

•	Solid year-over-year growth in Chrysler with originations up 44 percent.

•	Automotive earning assets increased approximately 3 percent or $2.7 billion, year-over-year.

Auto Finance reported pre-tax income of $331 million for the first quarter of 2015, compared to $339 million in the corresponding prior year period. Results for the quarter were primarily driven by slightly lower net financing revenue due to expected lower net lease revenue, primarily as a result of lower lease gains, as well as continued competition in the marketplace. This was largely offset by improved provision expense, resulting from continued favorable loss performance and associated reserve releases.

Earning assets for Auto Finance, which are comprised of consumer and commercial receivables and leases, continued solid growth with end-of-period earning assets totaling $111 billion. Consumer earning assets totaled $78 billion, up 4 percent year-over-year, due to continued strong origination volume, and despite $3.6 billion of retail auto loan sales in the past 12 months. End-of-period commercial earning assets were relatively flat at $33 billion for the quarter.

Consumer financing originations in the first quarter of 2015 were $9.8 billion, compared to $9.0 billion in the prior quarter and $9.2 billion in the corresponding prior year period. Consumer financing origination levels in the first quarter of 2015 were driven by year-over-year growth in the new and used retail channels which were up 24 percent and 28 percent, respectively, and Growth channel originations now comprise 28 percent of total originations. Originations in the quarter were comprised of $4.6 billion of new retail, $3.6 billion of used retail and $1.6 billion of leases. Lease volume declined from prior quarters as a result of GM’s previously announced decision to offer subvented leasing exclusively through its captive financing company for Buick

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and GMC vehicles beginning in February, Cadillac vehicles beginning in March, and Chevrolet vehicles effective in April. Excluding GM leasing, consumer financing originations increased 27 percent year-over-year. In addition, new and used volume from Growth dealers increased 39 percent compared to the prior quarter and 54 percent year-over-year.

In April, Ally was named the preferred financing source for Mitsubishi Motors in the U.S., replacing Mitsubishi’s captive finance company, Mitsubishi Motors Credit of America, Inc. The agreement will add to Ally’s diversification efforts and broaden its existing relationship with Mitsubishi. Through the agreement, Ally will provide its premium services and comprehensive product offerings, including retail and lease financing, wholesale financing, remarketing and insurance offerings, to Mitsubishi’s nearly 380 dealerships across the U.S.

Insurance

Highlights

•	Pre-tax income improved slightly year-over-year to $78 million for the first quarter.

•	Initial launch of flagship vehicle service contract, Ally Premier Protection, successfully underway, increased nationwide availability beginning this summer and roll-out continuing through 2016.

Insurance, which focuses on dealer-centric products such as extended vehicle service contracts (VSCs) and dealer inventory insurance, reported pre-tax income from continuing operations of $78 million in the first quarter of 2015, compared to pre-tax income of $74 million in the prior year period. This was driven by improved underwriting income resulting from lower vehicle service contract claims. Written premiums declined slightly, primarily driven by lower floorplan balances. Total investment income remained strong at $43 million in the first quarter of 2015, flat compared to the prior year period.

The initial launch of its new, flagship vehicle service contract, Ally Premier Protection, began in March. Ally Premier Protection is slated to start its nationwide roll-out this summer and continuing through 2016, and will cover new and used vehicles of virtually all makes and models.

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Mortgage

During the first quarter of 2015, Mortgage reported pre-tax income of $69 million, compared to $17 million in the prior year period. Results were primarily driven by a gain on the sale of Troubled Debt Restructuring (TDR) loans in the held-for-sale portfolio. The mortgage held-for-investment portfolio’s net carry value is approximately $7.5 billion as of March 31, 2015, up slightly from the prior quarter, as the result of bulk loan purchases made in the first quarter.

Corporate and Other

Highlights

•	Ally’s adjusted efficiency ratio improved to 48 percent, compared to 55 percent a year ago.

•	Controllable expenses for the company declined $18 million versus the comparable prior year period.

Corporate and Other primarily consists of Ally's centralized treasury activities, the residual impacts of the company's corporate funds transfer pricing, asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

Corporate and Other reported core pre-tax income (excluding core OID amortization expense and repositioning items) of $12 million, compared to a loss of $91 million in the comparable prior year period. Results were primarily affected by improved performance from Ally’s investment portfolio, continued improvement to Ally’s cost of funds, ongoing execution of the company's liability management strategy, as well as efforts to streamline the business and further reduce controllable expenses.

Core OID amortization expense totaled $17 million, including $7 million of accelerated OID, in the first quarter of 2015, compared to $44 million reported in the corresponding prior year period.

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Additional Financial Information

For additional financial information, the first quarter 2015 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $153.5 billion in assets as of March 31, 2015, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors, and Ally and Chrysler, and our ability to further diversify our business; our ability to maintain relationships with automotive dealers; the significant regulation and restrictions that we are subject to as a bank holding company and financial holding company; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in our credit ratings; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

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Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com

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